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                                                       EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES--
UNAUDITED(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
- ---------------------------------------------------------------------------
                                                           For the Year
                                                    Ended December 31, 1993
                                                    -----------------------
Fixed Charges:
  Consolidated interest cost and debt expense........          $ 81
  Interest cost and debt expense of operations held
    for sale.........................................             8
  Interest allocable to rental expense(b)............            22
                                                               ----
      Total..........................................          $111
                                                               ====
Earnings:
  Consolidated income from continuing operations
    before provision for income taxes and cumulative
    effect of change in accounting principle.........          $426
  Minority interest in net income of subsidiaries
    having fixed charges.............................            25
  Proportionate share of provision for income taxes
    of 50 percent owned but not controlled affiliated
    companies........................................             3
  Equity in income of less than 50 percent owned but
    not controlled affiliated companies..............            (6)
  Dividends received from less than 50 percent owned
    but not controlled affiliated companies.                      5
  Fixed charges......................................           111
  Interest capitalized...............................            (9)
  Amortization of previously capitalized interest....            16
                                                               ----
      Total..........................................          $571
                                                               ====
Ratio of Earnings to Fixed Charges...................          5.14
                                                               ====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those engaged in coal and real estate operations which are subject to a plan of disposition. Prior to the fourth quarter of 1993, such operations were accounted for as discontinued operations and, accordingly, were excluded from the computation of the ratio of earnings to fixed charges. Effective in the fourth quarter of 1993, coal and real estate operations are being accounted for as investments held for sale with their results of operations now included in continuing operations. Accordingly, beginning October 1, 1993, coal and real estate operations are included in the computation of the ratio of earnings to fixed charges. Affiliated companies (20 to 50 percent owned but not controlled) are accounted for by the equity method.
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(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.